EXHIBIT 10.43

May 5, 2003

Mr. Rick Dutkiewicz
Chief Financial Officer
VARI-L Company, Inc.

Dear Rick:

     The purpose of this letter (this “Letter Agreement”) is to set forth the agreement by and among Cloyses Partners, LLC, a Colorado limited liability company (“Cloyses”), and Vari-L Company, Inc., a Colorado corporation (the “Company”) whereby, during the term of this Letter Agreement, Cloyses will provide consulting services to the Company in connection with the wind-up of the Company’s operations.

SERVICES

     During the term of this Letter Agreement, Cloyses will provide the following services (the “Services”):

•	Oversee the daily operations of the Company following the closing of the asset sale contemplated by that certain Asset Purchase Agreement (the “Purchase Agreement”), dated December 2, 2002, between Sirenza Microdevices, Inc. (“Sirenza”), Olin Acquisition Corporation (“Olin”) and the Company, which shall consist primarily of winding up the Company’s operations and making, on behalf of the Company, payments or the provision for the payment of the Company’s liabilities and distributions to the Company’s shareholders;

•	Assist the Company in its performance of any executory obligations under the Purchase Agreement;

•	Timely report any material issues which come to Cloyses’ attention that arise during the wind-up process to the Company’s Board of Directors, including, but not limited to, any indemnity claims by Sirenza or Olin under the Purchase Agreement;

•	General business and financial advisory work as required by the Company’s Board of Directors and/or its senior management;

•	Provide members of the Company’s senior management with such information as they may reasonably request in preparing the Company’s public filings with the Securities and Exchange Commission; provided, however, that Cloyses shall have no responsibility for the preparation or filing

Rick Dutkiewicz
May 5, 2003

of any such reports, which responsibility shall be retained solely by the Company’s board of directors and authorized officers;

•	Subject to the direction of the Board of Directors, oversee the defense of any claims or litigation against the Company, and the prosecution of claims on behalf of the Company;

•	Act as trustee for any liquidating trust created by the Company to further complete the liquidation and wind-up of the Company’s operations pursuant to a form of mutually acceptable liquidating trust agreement; and

•	Such other actions as may be reasonably requested by the Company in furtherance of the actions described above.

FEES

     The Company agrees to pay Cloyses $275.00 per hour for each hour that a Managing Director of Cloyses renders services to the Company, and $250.00 per hour for each hour that a Principal of Cloyses renders services to the Company. The Company shall provide an initial retainer to Cloyses of $5,000 prior to commencement of the Services and make advance deposits of $1,500 on the first and fifteenth day of each month beginning May 15, 2003. If in any month the full amount of the deposit is not earned, the excess of such deposit shall be credited toward the following deposit due.

     Cloyses agrees to submit monthly invoices to the Company. Such invoice shall include a description of the services rendered and the number of hours expended. Because Cloyses is an independent contractor and not an employee of the Company, the Company will not withhold or make payments for state or federal income tax or social security; make unemployment insurance or disability insurance contributions; or obtain workers’ compensation insurance on Cloyses’ behalf. Cloyses will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Cloyses’ performance of Services and receipt of fees under this Letter Agreement.

EXPENSES

     The Company shall reimburse Cloyses for all reasonable expenses incurred by Cloyses in providing services under this Letter Agreement, including travel, lodging, car rental costs and other reasonable third party fees and expenses incurred to perform the Services. When possible, Cloyses will take advantage of any lodging or car rental agreements the Company may have in place to minimize these costs. Cloyses will bill these expenses to the Company every two weeks and the Company shall promptly reimburse Cloyses upon receipt thereof. The Company agrees that the payment of fees

Rick Dutkiewicz
May 5, 2003

earned and expenses incurred pursuant to this Letter Agreement is not contingent on the outcome or results of Cloyses’ services to the Company.

TERM

     This Letter Agreement may be terminated by either party by providing forty-five (45) days prior written notice to the other party. The Company may also terminate this Letter Agreement immediately upon Cloyses’ material breach of any provisions hereof. Cloyses will perform the services set forth herein until the termination of this Letter Agreement. If this Letter Agreement is terminated prior to the conclusion of the liquidation, dissolution and wind-up of the Company’s operations, Cloyses agrees to work with the Company in order to effect the orderly transition of Cloyses’ duties hereunder to such other party as designated by the Company.

     In the event of any termination of this Letter Agreement, the Company shall immediately pay Cloyses all fees earned and expenses incurred through the effective date of termination, if not satisfied by any previously-provided retainer. Cloyses shall return any portion of any retainer not earned.

REPRESENTATIONS AND WARRANTIES

     The Company understands and confirms that, (i) Cloyses will be using and relying on data, material and information furnished to it by the Company, its employees, officers, directors and agents (the “Company Information”) and (ii) Cloyses shall not have any responsibility for the accuracy or completeness of such Company Information, whether or not it makes an independent verification. The Company hereby represents and warrants to Cloyses that all such information will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

     Cloyses hereby represents and warrants that: (a) Cloyses is not a party to any agreement or arrangements that prohibits Cloyses from performing the Services hereunder; (b) the Services to be rendered to the Company hereunder will not conflict with any obligations that Cloyses has or may have had to any party for whom Cloyses has performed services; (c) Cloyses has full right and power to enter into and perform its obligations under this Letter Agreement without the consent of any third party; and (d) Cloyses will perform all work hereunder in compliance with applicable law.

INDEMNIFICATION

     Cloyses and David Corsaut shall be added to the Company’s Directors and Officers insurance policy as insured parties, which coverage shall not be less than $5,000,000, shall be effective as of the date of Cloyses’ engagement and shall have a “tail” of at least three (3) years. The Company, and its subsidiaries, if any, agree to

Rick Dutkiewicz
May 5, 2003

indemnify and hold harmless Cloyses, its partners, members, managers, employees, agents, transferees and successors (collectively, the “Cloyses Indemnified Parties”) from and against any and all losses, claims, expenses, damages, or liabilities, joint or several, to which any Cloyses Indemnified Party becomes subject under federal or state statutes, regulations, common law or otherwise, arising out of, in connection with, or based upon any matter contemplated by this Letter Agreement, whether or not resulting in any liability; and to reimburse the Cloyses Indemnified Parties for any reasonable legal or other expenses incurred by such Cloyses Indemnified Parties in connection with investigating or defending against any such loss, claim, damage or liability (whether or not such Cloyses Indemnified Parties are defendants in, or targets of, such action, proceeding or investigation) with reasonable promptness after Cloyses has provided the Company with written notice, in reasonable detail, of the costs incurred as a result of any such loss, claim, expense, damage or liability. In no event shall the Company be liable to any Cloyses Indemnified Party under this paragraph, however, to the extent that any such loss, claim, expense, damage or liability is found in a final judicial determination, not subject to further appeal, to have resulted from Cloyses’ gross negligence or willful misconduct. The foregoing reimbursement, indemnification and hold harmless provisions shall survive any termination of this Letter Agreement and are in addition to, and not subject to the limitations of, the fees and reimbursement of expenses specifically provided for elsewhere in this Letter Agreement.

OTHER MATTERS

     Each party agrees that all information it receives from the other party will be treated as strictly confidential and shall only be used by the receiving party for the purposes set forth herein. Cloyses further agrees not to disclose any of the Company’s Confidential Information (as defined below) to any third party, other than counsel to the Company and the Company’s public auditors, without the Company’s prior written consent. “Confidential Information” includes, but is not limited to, all nonpublic information pertaining to the Company, its financial position, its liabilities, and claims against the Company’s assets.

     Cloyses is, and at all times shall be, an independent contractor for the Company, with control over the accomplishment of its services.

     The validity and interpretation of this Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado (excluding the conflicts of law rules).

     Notwithstanding anything herein (or in any other agreement) to the contrary, Cloyses shall have the right, upon the Company’s acceptance of the work hereunder, to reference the Company and the general nature of the services to prospects, clients or investors. Cloyses shall also have the right, from time to time, to create case studies, presentations, articles and the like related to the services provided hereunder

Rick Dutkiewicz
May 5, 2003

(“Materials”), and to utilize the Materials in public speaking engagements, publications, and other similar uses.

     The benefits of this Letter Agreement shall inure to the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Letter Agreement by the parties hereto shall be binding upon their respective successors and assigns. No party to this Letter Agreement may assign its rights and/or obligations hereunder without the consent of all parties hereto.

     We appreciate the opportunity to work with you and are prepared to begin this engagement immediately after the execution of this Letter Agreement. If the foregoing is agreeable to you, please signify by signing below and returning one copy to us, whereupon this letter will be a binding agreement between us.

Sincerely,

CLOYSES PARTNERS, LLC

By: /s/ David Corsaut Name: David Corsaut Title: Managing Director

Accepted and Agreed to on May 6, 2003.

By: /s/ Richard P. Dutkiewicz
Name: Richard P. Dutkiewicz
Title: Chief Financial Officer